EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-71320 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Municipals Trust II (the “Trust”), and the Portfolio listed on the attached Schedule A, appearing in the Annual Report on Form N-CSR of the Trust for the year ended January 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 25, 2022

Schedule A

Eaton Vance Municipals Trust II

Report Date	Fund Name

March 23, 2022	Parametric TABS Short-Term Municipal Bond Fund
March 23, 2022	Parametric TABS Intermediate-Term Municipal Bond Fund
March 23, 2022	Parametric TABS 1-to-10 Year Laddered Municipal Bond Fund
March 23, 2022	Parametric TABS 10-to-20 Year Laddered Municipal Bond Fund
March 23, 2022	Parametric TABS 5-to-15 Year Laddered Municipal Bond Fund
March 22, 2022	Eaton Vance High Yield Municipal Income Fund

Portfolio whose financial statements are included in one or more of the above Funds’ annual reports for the year ending January 31, 2022:

Report Date	Portfolio Name

March 23, 2022	5-to-15 Year Laddered Municipal Bond Portfolio